Exhibit 4.2

DIRECTOR DESIGNATION AGREEMENT

This DIRECTOR DESIGNATION AGREEMENT, dated as of February 23, 2012 (this “Agreement”), is entered into by and among UTE ENERGY UPSTREAM HOLDINGS LLC, a Delaware limited liability company to be converted to a corporation and renamed Ute Energy Corporation (the “Company”), UTE ENERGY HOLDINGS LLC, a Delaware limited liability company (the “Tribal Company”), QEP UTE LLC, a Delaware limited liability company (“QEP Ute”), and QR UTE PARTNERS, a Delaware general partnership (“QR Ute” and, together with “QEP Ute,” “Quantum”). The Company, Tribal Company, QR Ute and QEP Ute are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Quantum and the Tribal Company are sometimes referred to in this Agreement individually as a “Sponsor Stockholder” and collectively as the “Sponsor Stockholders.”

PREAMBLE:

WHEREAS, in connection with, and in consideration of, the transactions contemplated by the Company’s Registration Statement on Form S-1, (File No. 333-178907) initially filed with the United States Securities and Exchange Commission (the “SEC”) on January 5, 2012 and declared effective by the SEC under the Securities Act of 1933, as amended, in connection with the Company’s initial public offering of its common stock (the “Initial Public Offering”), the Company and the Sponsor Stockholders desire to enter into this Agreement to provide for certain matters with respect to the board of directors of the Company (the “Board of Directors”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

CONDITIONS TO EFFECTIVENESS:

The effectiveness of the provisions of this Agreement is subject to the consummation by the Company of the Initial Public Offering with no material changes to the terms of the Initial Public Offering reflected in the prospectus in the Company’s Amendment No 1. to Form S-1 filed with the SEC on February 9, 2012.

ARTICLE I

DEFINITIONS

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Additional Board Seat” shall have the meaning specified in Section 2.1 of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include any portfolio company in which Quantum or any of its investment fund Affiliates have made a debt or equity investment.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Board of Directors” shall have the meaning specified in the Preamble to this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, together with each class of security into which such common stock may be converted or for which such common stock may be exercised or exchanged.

“Company” shall have the meaning specified in the introductory paragraph of this Agreement.

“Designated Director” means a director nominated by either of Quantum or the Tribal Company and elected to fill either an Initial Board Seat or an Additional Board Seat.

“Governmental Authority” means, with respect to a particular Person, any state, county, city and political subdivision of the United States in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property.

“Independent Designee” means a director nominee that is considered to be an “independent director” under the applicable listing standards of the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded) and is affirmatively determined by the Board of Directors to have no “material relationship” with the Company.

“Initial Board Seat” shall have the meaning specified in Section 2.1 of this Agreement.

“Initial Public Offering” shall have the meaning specified in the Preamble to this Agreement.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and, in the case of any action by the Company that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with the fiduciary duties that the directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Party” or “Parties” shall have the meaning specified in the introductory paragraph of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.

“QEP Ute” shall have the meaning specified in the introductory paragraph of this Agreement.

“QR Ute” shall have the meaning specified in the introductory paragraph of this Agreement

“Quantum” shall have the meaning specified in the introductory paragraph of this Agreement.

“Quantum Stockholders” means, collectively, (i) QEP Ute, (ii) QR Ute and (iii) any Affiliate of QEP Ute or QR Ute that is issued Common Stock or becomes the beneficial owner of Common Stock or is Transferred any Common Stock by any other Person.

“Quantum Termination Event” means the Quantum Stockholders, in the aggregate, ceasing to hold at least ten percent (10%) of the then-outstanding Common Stock.

“Registration Statement Effective Date” shall have the meaning specified in Section 2.1 of this Agreement.

“SEC” shall have the meaning specified in the Preamble to this Agreement.

“Sponsor Stockholder” or “Sponsor Stockholders” shall have the meaning specified in the introductory paragraph of this Agreement.

“Transfer” means sell, convey, assign, pledge, hypothecate or otherwise dispose or encumber.

“Tribal Company” shall have the meaning specified in the introductory paragraph of this Agreement.

“Tribal Stockholders” means, collectively (i) the Tribal Company and (ii) any Affiliate of the Tribal Company that is issued Common Stock or becomes the beneficial owner of Common Stock or is Transferred any Common Stock by any other Person.

“Tribal Termination Event” means the Tribal Stockholders, in the aggregate, ceasing to hold at least ten percent (10%) of the then-outstanding Common Stock.

ARTICLE II

BOARD COMPOSITION; DESIGNATION RIGHTS

2.1 Board Size. The Board of Directors shall initially consist of four (4) board seats (the “Initial Board Seats”). Within 90 days of the effective date of the registration statement relating to the Initial Public Offering (the “Registration Statement Effective Date”), the Board of Directors shall be expanded to add at least two (2) additional board seats. Within one (1) year of the Registration Statement Effective Date, the Board of Directors shall be expanded to add the number of board seats necessary to cause the Board of Directors to consist of eight (8) board seats. Each board seat created by increasing the size of the Board of Directors in excess of the Initial Board Seats pursuant to this Section 2.1 shall be referred to herein as an “Additional Board Seat.” The Company shall increase the size of the Board of Directors pursuant to this Section 2.1 to create an Additional Board Seat upon the request of a Sponsor Stockholder that is then entitled to designate a nominee to fill an Additional Board Seat. The Company shall take all Necessary Action to increase the size of the Board of Directors as provided in this Section 2.1. The Company agrees not to increase the size of the Board of Directors to create an Additional Board Seat any earlier than is required by this Section 2.1 if one or more of the Sponsor Stockholders is entitled, but unable at such time, to designate a nominee to fill such Additional Board Seat. If a Sponsor Stockholder has not designated a nominee to fill an Additional Board Seat that is to be created by increasing the size of the Board of Directors pursuant to this Section 2.1, the Company shall send notice to such Sponsor Stockholder thirty (30) days prior to the deadline by which the Board of Directors is to be expanded pursuant to this Section 2.1.

2.2 Initial Board Seats. The Initial Board Seats shall be filled by director nominees designated as set forth below.

(i) Quantum Designee. One (1) nominee designated solely by Quantum, which nominee shall initially be S. Wil Vanloh, Jr., provided, however, that the right of Quantum to designate a nominee to fill an Initial Board Seat shall lapse upon the occurrence of a Quantum Termination Event;

(ii) Tribal Designee. One (1) nominee designated solely by the Tribal Company, which nominee shall initially be [•], provided, however, that the right of the Tribal Company to designate a nominee to fill an Initial Board Seat shall lapse upon the occurrence of a Tribal Termination Event;

(iii) Ute Energy LLC Designee. One (1) nominee designated by the board of managers of Ute Energy LLC, which nominee shall be an Independent Designee and otherwise qualified under the applicable listing standards of the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded) to serve as a member of the audit committee of the Board of Directors, provided, however, that the right of the board of managers of Ute Energy LLC to designate a nominee to fill an Initial Board Seat shall lapse after such nominee has been appointed to the Board of Directors; and

(iv) Company Designee. One (1) nominee designated by the Board of Directors, which nominee shall initially be Joseph N. Jaggers.

2.3 Additional Board Seats. Subject to Section 2.4 of this Agreement, the Additional Board Seats shall be filled by director nominees designated as set forth below.

(i) Quantum Designee. One (1) nominee designated solely by Quantum, which nominee shall be an Independent Designee, provided, however, that the right of Quantum to designate a nominee to fill an Additional Board Seat shall lapse at such time that the Quantum Stockholders, in the aggregate, cease to hold at least twenty-five percent (25%) of the then-outstanding Common Stock;

(ii) Tribal Designees. Two (2) nominees designated solely by the Tribal Company, which nominees shall be Independent Designees, provided, however, that the right of the Tribal Company to designate nominees to fill Additional Board Seats shall (A) be reduced from two (2) to one (1) at such time that the Tribal Stockholders, in the aggregate, cease to hold at least twenty-five percent (25%) of the then-outstanding Common Stock and (B) lapse upon the occurrence of a Tribal Termination Event; and

(iii) Company Designee. One (1) nominee designated by the Board of Directors, which nominee shall be an Independent Designee.

2.4 Failure to Timely Designate Director for Additional Board Seat. If a Sponsor Stockholder fails to designate a nominee to fill an Additional Board Seat by the time such Additional Board Seat is created pursuant to Section 2.1 of this Agreement, the Board of Directors shall have the right to designate a nominee to fill such Additional Board Seat. Any director appointed or nominated by the Board of Directors pursuant to this Section 2.4 shall serve until the next annual meeting of stockholders at which directors are to be elected, at which time the Sponsor Stockholder that failed to originally designate a nominee to fill the Additional Board Seat shall, subject to Section 2.3 of this Agreement, again have the right to designate a nominee to fill such Additional Board Seat. The Board of Directors shall cause one director designated by the Board of Directors pursuant to this Section 2.4 not to stand for reelection at such annual meeting of stockholders for each Additional Board Seat with respect to which a Sponsor Stockholder has regained designation rights pursuant to this Section 2.4 and has designated a nominee pursuant to such rights.

2.5 Loss of Right to Designate Nominees for Initial Board Seats. Upon the occurrence of a Quantum Termination Event or a Tribal Termination Event, Quantum or the Tribal Company, as applicable, shall cause the director nominated by such Sponsor Stockholder pursuant to Section 2.2 of this Agreement and then serving on an Initial Board Seat, to resign from the Board of Directors; provided, however, that if the Board of Directors determines that any such resignation would be contrary to the best interests of the Company, then the Company, in its sole discretion, may waive the obligation of the applicable Sponsor Stockholder to cause any such resignation. If the Company waives the obligation of the applicable Sponsor Stockholder to cause such resignation pursuant to this Section 2.5, then the Designated Director that is the subject of the waiver will no longer be a designee of Quantum or the Tribal Company, as applicable, and thereafter will be subject to nomination and election in accordance with the Bylaws of the Company.

2.6 Loss of Right to Designate Nominees for Additional Board Seats. At such time that a Sponsor Stockholder’s right to designate a nominee to fill an Additional Board Seat is reduced or lapses pursuant to Section 2.3 of this Agreement, such Sponsor Stockholder shall cause a sufficient number of directors designated by such Sponsor Stockholder to resign such that the number of current directors designated by such Sponsor Stockholder is equal to the number of nominees that such Sponsor Stockholder is then entitled to designate pursuant to Section 2.3 of this Agreement; provided, however, that if the Board of Directors determines that any such resignation would be contrary to the best interests of the Company, then the Company, in its sole discretion, may waive the obligation of the applicable Sponsor Stockholder to cause any such resignation. If the Company waives the obligation of the applicable Sponsor Stockholder to cause such resignation pursuant to this Section 2.6, then the Designated Director that is the subject of the waiver will no longer be a designee of Quantum or the Tribal Company, as applicable, and thereafter will be subject to nomination and election in accordance with the Bylaws of the Company.

2.7 No Additional Director Designations. Each Party agrees not to take any action, as a stockholder or otherwise, to nominate directors for election to: (i) the Initial Board Seats in excess of the number of nominees that such Party is then entitled to designate pursuant to Section 2.2 of this Agreement or (ii) the Additional Board Seats in excess of the number of nominees that such Party is then entitled to designate pursuant to Section 2.3 of this Agreement. The Board of Directors (including designees of the Sponsor Stockholders then serving on the Board of Directors) shall have the sole right to designate nominees to fill any Initial Board Seats or Additional Board Seats with respect to which none of the Quantum Stockholders, the Tribal Stockholders or Ute Energy LLC has designation rights under Sections 2.2 or 2.3 of this Agreement.

2.8 Company and Stockholder Action to Nominate and Elect Designees. The Company shall cause the individuals designated in accordance with Sections 2.2 and 2.3 of this Agreement to be appointed to the Board of Directors to fill vacancies prior to an annual meeting of stockholders and to be nominated for election to the Board of Directors at each annual meeting of stockholders at which directors are to be elected, shall solicit proxies in favor thereof, and at each annual meeting of the stockholders of the Company at which directors of the Company are to be elected, shall recommend that the stockholders of the Company elect to the Board of Directors each such individual nominated for election at such annual meeting of stockholders. At each election of directors held after the date hereof (or each written consent in lieu thereof), each Sponsor Stockholder agrees to vote all shares of Common Stock entitled to vote in the election of directors owned or held of record by such Sponsor Stockholder, and to take any other Necessary Actions, to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to Sections 2.2, 2.3, 2.9, 2.10 and 2.12 of this Agreement. The voting agreements contained herein are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

2.9 Election Not to Exercise Designation Rights. Notwithstanding the foregoing, this Article II confers upon the Sponsor Stockholders the right, but not the obligation, to designate members of the Board of

Directors, and any Sponsor Stockholder may, at its option, elect not to exercise any such right to designate a member or members of the Board of Directors; provided, however, that if a Sponsor Stockholder elects not to exercise any such right, the Board of Directors shall have the right to designate a nominee to fill the Initial Board Seat or the Additional Board Seat, as applicable, that such Sponsor Stockholder elected not to fill. Any director appointed or nominated by the Board of Directors pursuant to this Section 2.9 shall serve until the next annual meeting of stockholders at which directors are to be elected, at which time the Sponsor Stockholder that elected not to designate a nominee to fill the applicable board seat shall, subject to Sections 2.2 and 2.3 of this Agreement, again have the right to designate a nominee to fill the applicable board seat. The Board of Directors shall cause one director designated by the Board of Directors pursuant to this Section 2.9 not to stand for reelection at such annual meeting of stockholders for each board seat with respect to which a Sponsor Stockholder has regained designation rights pursuant to this Section 2.9 and has designated a nominee pursuant to such rights.

2.10 Vacancies. If a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation (other than resignation caused pursuant to this Article II) or removal of a director nominated pursuant to this Article II, the Sponsor Stockholder who previously designated such director shall be entitled to designate a replacement director to fill such vacancy; provided, however, that such designee may not previously have been a director who was removed for cause, and provided, further, that if the applicable Sponsor Stockholder fails to designate a replacement to fill such vacancy within 45 days of the creation of such vacancy, the Board of Directors shall be entitled to appoint a director to fill such vacancy in accordance with the Bylaws of the Company. Any director appointed by the Board of Directors to fill a vacancy pursuant to this Section 2.10 shall serve until the next annual meeting of stockholders at which directors are to be elected, at which time the Sponsor Stockholder that failed to designate a replacement shall, subject to Sections 2.2 and 2.3 of this Agreement, again have the right to designate a nominee to fill the applicable board seat. The Board of Directors shall cause one director designated by the Board of Directors pursuant to this Section 2.10 not to stand for reelection at such annual meeting of stockholders for each board seat with respect to which a Sponsor Stockholder has regained designation rights pursuant to this Section 2.10 and has designated a nominee pursuant to such rights.

2.11 Qualifications and Information. Notwithstanding the foregoing, each nominee for election to the Board of Directors designated pursuant to this Article II shall, in the reasonable judgment of the Board of Directors, (A) have the requisite skill and experience to serve as a director of a publicly traded company, (B) not be prohibited or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded) or by applicable law and (C) otherwise be reasonably acceptable to the Company. The Board of Directors will adopt standards of skill and experience desired of potential candidates for nomination to the Board of Directors, which will be reflected in a charter of a committee of the Board of Directors or other similar document. The Sponsor Stockholders agree to timely provide the Company with accurate and complete information relating to the Sponsor Stockholders and their respective designees that may be required to be disclosed by the Company under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, at the Company’s request, the Sponsor Stockholders shall cause their respective designees to complete and execute the Company’s standard Director and Officer Questionnaire prior to being admitted to the Board of Directors or standing for reelection at an annual meeting of stockholders or at such other time as may be requested by the Company.

2.12 Notice of Director Designation. All director nominations made by the Sponsor Stockholders pursuant to this Article II at an annual meeting of stockholders shall be made in accordance with the notice provisions contained in Section 2.9 of the Bylaws of the Company, which generally require the stockholder to provide notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Any nomination not made in accordance with the notice provisions in Section 2.9 of the Bylaws of the Company shall be void, and the Board of Directors shall have the right to appoint or nominate a director to fill the board seat that was to be filled by such void nomination. Any director appointed or nominated by the Board of Directors pursuant to this Section 2.12 shall serve until the next annual meeting of stockholders at which directors are to be elected, at which time the Sponsor Stockholder that made the void nomination shall, subject to Sections 2.2 and 2.3 of this Agreement, again have the right to designate a nominee to fill the applicable board seat. The Board of Directors shall cause one director designated by the Board of Directors pursuant to this Section 2.12 not to stand for reelection at such annual meeting of stockholders for each board seat with respect to which a Sponsor Stockholder has regained designation rights pursuant to this Section 2.12 and has designated a nominee pursuant to such rights.

ARTICLE III

TERMINATION

3.1 Termination of Obligations under this Agreement.

(a) The rights and obligations of the Quantum stockholders under this Agreement shall terminate upon the occurrence of a Quantum Termination Event, and Quantum shall no longer have the right to designate any directors to the Board of Directors.

(b) The rights and obligations of the Tribal stockholders under this Agreement shall terminate upon the occurrence of a Tribal Termination Event, and the Tribal Company shall no longer have the right to designate any directors to the Board of Directors.

ARTICLE IV

MISCELLANEOUS

4.1 Common Stock Measurement. Notwithstanding anything herein to the contrary, all measurements and references in this Agreement related to Common Stock shall be appropriately adjusted for stock splits, stock combinations, stock distributions and the like, and any references herein to “then-outstanding Common Stock” and the like shall mean the number of outstanding shares of Common Stock as disclosed in the Company’s most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

4.2 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties; provided, however, that any of the rights and obligations of a Sponsor Stockholder hereunder may be transferred or assigned in whole or in part by a Sponsor Stockholder to any Affiliate of the Sponsor Stockholder; provided, further, that such rights and obligations shall terminate and cease to be so transferred or assigned upon any Affiliate to which such rights and obligations are transferred or assigned no longer being an Affiliate of the Sponsor Stockholder.

4.3 Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Parties set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

4.4 Interpretation. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

4.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

4.6 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

4.7 Specific Performance. Each Party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, shall be entitled to specific performance of each other Party’s obligations under this Agreement. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this Agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

4.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

4.10 Limited Waiver of Sovereign Immunity. To the extent that the Tribal Company has sovereign immunity, the Tribal Company hereby irrevocably and expressly waives its sovereign immunity for the limited purpose of enforcing the terms of this Agreement through declaratory and/or injunctive relief, provided that none of the Ute Indian Tribe’s assets shall be subject to judgment or otherwise be encumbered, except as specifically authorized herein.

4.11	No Waiver; Modifications in Writing.

(i) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

4.12 Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

4.13 Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

UTE ENERGY UPSTREAM HOLDINGS LLC

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Title:	President and CEO

UTE ENERGY HOLDINGS LLC

By:	/s/ Ronald J. Wopsock
Name:	Ronald J. Wopsock
Title:	Vice Chairman

QEP UTE LLC

By:	/s/ S. Wil VanLoh, Jr.
Name:	S. Wil VanLoh, Jr.
Title:	Authorized Person

QR UTE PARTNERS

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

Solely for purposes of acknowledging its rights under Section 2.2(iii) of this Agreement, Ute Energy LLC executes this Agreement as of the date first written above.

UTE ENERGY LLC

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Title:	President and CEO

Signature Page to Director Designation Agreement